NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES
FIRST QUARTER FISCAL 2011 RESULTS
  34% Software revenue growth driven by core VOD software and acquisitions
  Non-GAAP EPS of $0.10 per share
  Reinstated stock repurchase program
ACTON, Mass. (May 27, 2010) – SeaChange International, Inc. (NASDAQ: SEAC), the leading provider of software and hardware solutions for video-on-demand (VOD) television, announced financial results for its fiscal 2011 first quarter ended April 30, 2010. Total revenues for the quarter were $54.1 million, which was $5.2 million or 11% higher than total revenues of $48.9 million for the first quarter of fiscal 2010. Non-GAAP net income for the first quarter was $3.1 million, or $0.10 per share, compared with non-GAAP net income of $2.2 million, or $0.07 per share, for the same period last year. GAAP net income for the first quarter of fiscal 2011 was $24.6 million, or $0.78 per share compared with GAAP net income of $1.0 million, or $0.03 per share, for the first quarter of fiscal 2010.

     Significant GAAP items that have been excluded in calculating non-GAAP net income include the gain on the sale of the Company’s equity investment in Casa Systems, deferred revenue adjustments related to recent acquisitions, restructuring charges, reversal of deferred tax valuation allowance, amortization of intangible assets and stock compensation expense. A reconciliation of GAAP net income to non-GAAP net income is attached to this release and is available on the Company’s website (http://www.schange.com/en-US/Company/InvestorRelationsNews).

     The Company ended the first quarter of fiscal 2011 with cash, cash equivalents and marketable securities of $85.6 million and no debt compared to $48.5 million and no debt at the end of the fourth quarter of fiscal 2010. Proceeds of $34.1 million from the Company’s divestiture of its investment in Casa Systems, and improved working capital performance driven by increased receivables collections were partially offset by the purchase of VividLogic during the first quarter.

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     On an operating segment basis, total revenues in the first quarter from the Company’s Software segment were $40.9 million, which were $10.3 million, or 34% higher than Software segment revenues in the first quarter of last year. Year-over-year revenue growth in the Software segment was driven by higher Axiom and VOD Advertising product revenue from a large North American cable television provider, increased Advertising Insertion revenue and the impact of the eventIS and VividLogic acquisitions.

     The Servers and Storage segment generated $6.8 million of revenue for the first quarter of fiscal 2011, which was $7.3 million lower than comparable revenue for the first quarter of fiscal 2010. The decrease in Servers and Storage revenues between years was due to lower shipments of VOD servers to North American service providers when compared to an unusually high level of shipments in last year’s first quarter.

     Media Services segment revenues for this year’s first quarter were a record $6.4 million which was $2.2 million, or 51% higher than the first quarter of last year. New content services contracts from customers in France and Dubai combined with increased content processing revenues from customers in Greece and Turkey contributed to the strong increase in Media Services revenue between years. The Media Services segment also reported an operating margin in excess of 10% for the second consecutive quarter.

     “We’re very pleased to report a strong first quarter in our core software business,” said Bill Styslinger, Chairman and CEO, SeaChange. “Among the notable contributing factors was our ability to secure a highly strategic VOD back office win to place our Axiom software in all locations at one of our largest North American cable customers. Additionally, our VividLogic acquisition generated contract renewals and extensions with key operators.”

     Styslinger continued, “SeaChange has continued to expand its software business while reducing overall research and development costs, primarily through our ability to offshore some development and support, by introducing new market advantages from our recent acquisitions, and through the creation of a common software platform comprising interchangeable components. We’ve continued to evaluate our products and take aggressive action, as demonstrated most recently by the divestiture of SeaChange’s minority stake in Casa Systems, which resulted in a nearly fourfold return on our investment.”

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     “Our increased cash resources give us the ability to improve shareholder value through investments in our core software business and stock repurchases,” said Styslinger. “Today we continue to aggressively pursue our previously stated goal of achieving 10 percent pre-tax margin for software by the close of fiscal 2011 and 15 percent pre-tax margin for fiscal 2012.”

     Styslinger concluded, “SeaChange’s second quarter financial outlook is for $53-55 million in revenue and non-GAAP EPS of $0.10-0.14 per share. The Company has reinstated its stock buyback program, based on its improved liquidity position, and will repurchase shares as market conditions dictate.”

     SeaChange will host its first quarter fiscal 2011 conference call today at 5:00 p.m. E.T. The live broadcast can be accessed at http://www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the investor relations section of our website simultaneously with this press release.

About SeaChange International
     SeaChange International is a leading provider of software applications, services and integrated solutions for video-on-demand (VOD), digital advertising, and content acquisition, monetization and management. Its powerful open VOD and advertising software and scaleable hardware enable cable and telco operators, as well as broadcasters, to provide new on-demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy Award-winning and patented technology, thousands of SeaChange deployments are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. Headquartered in Acton, Massachusetts, SeaChange has product development, support and sales offices around the world. Visit www.schange.com.

Safe Harbor Provision
Any statements contained in this document, including the accompanying prepared remarks and letter from the Company’s Chief Executive Officer and Chairman, that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the Company’s dependence on the continued spending of customers on video systems and services; the continued growth, development and acceptance of the video-on-demand market; the impact of worldwide economic cycles; the impact of measures the Company has taken to address slowdowns in the market for the Company’s products and services; the loss of one of the Company's large customers; the cancellation or deferral of purchases of the Company's products; a decline in demand or average selling price for the Company’s products; the Company's ability to manage its growth; unanticipated delays in or costs and expenses relating to implementation of cost reduction plans; the risks associated with international sales, including risks associated with changes in foreign currency exchange rates; the Company's ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in current and any future litigation in which the Company is involved; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company's ability to introduce new products or enhancements to existing products; the Company's dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to obtain licenses or distribution rights for third-party technology at acceptable prices; the Company's ability to compete in its marketplace; the Company's ability to respond to changing technologies; the performance of companies in which the Company has made equity investments, including On Demand Deutschland GmBH & Co. KG; the ability of the Company to realize the benefits of its acquisitions of eventIS Group B.V. and VividLogic, Inc. and to integrate these and any future acquisitions; future acquisitions or joint ventures that are unsuccessful; impairment of the Company’s goodwill or intangible assets; risks in the Company’s investments that adversely affect the value or liquidity of the investments; changes in the regulatory environment; the Company's ability to hire and retain highly skilled employees; any weaknesses over internal controls over financial reporting; any additional tax liabilities that the Company may be subject to; system errors, failures or disruptions; and volatility of the Company’s stock price.

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Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Commission on April 9, 2010. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made.

The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

Use of Non-GAAP Financial Information
To supplement our financial results presented in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain certain non-GAAP financial measures that we believe are helpful in understanding our past financial performance and future results. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand and manage our business and make operating decisions. Our non-GAAP financial measures include adjustments based on the following items, as well as the related income tax effects and adjustments to the valuation allowance:

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Deferred software revenue: Business combination accounting rules require us to account for the fair value of customer contracts assumed in connection with our acquisitions. In connection with the acquisition of eventIS Group B.V. on September 1, 2009 and VividLogic, Inc. on February 1, 2010, the book value of our deferred software revenue was reduced by approximately $6.8 million in the adjustment to fair value. Because these customer contracts may take up to 18 months to complete, our GAAP revenues subsequent to these acquisitions do not reflect the full amount of software revenues on assumed customer contracts that would have otherwise been recorded by eventIS Group B.V. and VividLogic, Inc. We believe this adjustment is useful to investors as a measure of the ongoing performance of our business because we have historically experienced high renewal rates on similar customer contracts, although we cannot be certain that customers will renew these contracts.

Stock-based compensation expenses: We have excluded the effect of stock-based compensation and stock-based payroll expenses from our non-GAAP operating expenses and net income measures. Although stock-based compensation is a key incentive offered to our employees, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods.

Amortization of intangible assets: We have excluded the effect of amortization of intangible assets from our non-GAAP operating expenses and net income measures. Amortization of intangibles is inconsistent in amount and frequency and is significantly affected by the timing and size of our acquisitions. Investors should note that the use of intangible assets contributed to revenues earned during the periods presented and will contribute to future period revenues as well. Amortization of intangible assets will recur in future periods.

Acquisition related and other expenses: We incurred significant expenses in connection with our acquisitions of eventIS Group B.V. and VividLogic, Inc. and also incurred certain other operating expenses, which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. Acquisition related and other expenses consist of transaction costs, costs for transitional employees, other acquired employee related costs, and integration related professional services. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Restructuring: We incurred significant expenses in connection with selected headcount reductions and a write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components. We believe it is useful for investors to understand the effects of these items on our total operating expenses.

Gain on sale of equity investment: This reflects the gain, excluding any tax effects, on the sale of our investment in Casa Systems. This is considered a one-time event and not included in the financial results of our continuing operations.

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SeaChange International, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)

	April 30, 2010	January 31, 2010
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$69,474	$37,647
Restricted cash	1,270	73
Marketable securities	6,607	2,114
Accounts receivable, net	48,065	54,278
Inventories, net	17,874	17,830
Prepaid expenses and other current assets	6,647	7,253
Deferred tax asset	4,962	2,474
Total current assets	154,899	121,669
Property and equipment, net	39,280	39,682
Marketable securities, long-term	8,214	8,688
Investments in affiliates	4,799	13,697
Intangible assets, net	31,555	26,264
Goodwill	64,836	55,876
Other assets	5,349	1,271
Total assets	$308,932	$267,147

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,407	$10,371
Other accrued expenses	13,880	11,174
Customer deposits	4,651	4,279
Deferred revenues	36,343	34,158
Deferred tax liability	764	800
Total current liabilities	68,045	60,782
Deferred revenue, long-term	12,398	12,635
Long term liabilities	14,914	6,574
Distribution and losses in excess of investment	1,547	1,469
Deferred tax liabilities	11,140	7,765
Total liabilities	108,044	89,225

Stockholders’ equity:
Common stock	327	326
Additional paid-in capital	212,931	211,504
Treasury stock	(8,757)	(8,757)
Accumulated earning (deficit)	7,185	(17,450)
Accumulated other comprehensive loss	(10,798)	(7,701)
Total stockholders’ equity	200,888	177,922
Total liabilities and stockholders’ equity	$308,932	$267,147

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SeaChange International, Inc.
Condensed Consolidated Statement of Operations - Unaudited
(in thousands, except per share data)

	Three Months Ended
	April 30, 2010	April 30, 2009
Revenues	$54,066	$48,876
Cost of revenues	27,176	23,858
Gross profit	26,890	25,018

Operating expenses:
Research and development	13,564	12,104
Selling and marketing	6,384	6,264
General and administrative	6,801	4,867
Amortization of intangibles	898	479
Restructuring	4,311	-
	31,958	23,714
(Loss) income from operations	(5,068)	1,304
Gain on sale of investment in affiliate	25,188	-
Other income (expense), net	(542)	135
Income before income taxes and equity loss in earnings of affiliates	19,578	1,439
Income tax benefit (provision)	5,169	(244)
Equity loss in earnings of affiliates	(112)	(197)
Net income	$24,635	$998
Basic income per share	$0.79	$0.03
Diluted income per share	$0.78	$0.03
Weighted average common shares outstanding:
Basic	31,270	30,847
Diluted	31,732	31,220

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SeaChange International, Inc.
Condensed Consolidated Operating Segments - Unaudited
(in thousands)

	Three Months Ended
	April 30, 2010	April 31, 2009
Software
Revenue:
Products	$21,132	$16,285
Services	19,816	14,333
Total revenue	40,948	30,618
Gross profit	22,084	17,730
Operating expenses:
Research and development	10,417	9,478
Selling and marketing	4,650	3,678
General and administrative	174	-
Amortization of intangibles	827	385
Restructuring	344	-
	16,412	13,541
Income from operations	$5,672	$4,189

Servers and Storage
Revenue:
Products	$3,502	$10,085
Services	3,248	3,968
Total revenue	6,750	14,053
Gross profit	3,198	6,898
Operating expenses:
Research and development	3,147	2,626
Selling and marketing	1,734	2,586
Restructuring	3,056	-
	7,937	5,212
(Loss) income from operations	$(4,739)	$1,686

Media Services
Service revenue	$6,368	$4,205
Gross profit	1,608	390
Operating expenses:
Selling and marketing	-	-
General and administrative	879	819
Amortization of intangibles	71	94
	950	913
Income (loss) from operations	$658	$(523)

Unallocated Corporate
Operating expenses:
General and administrative	$5,748	$4,048
Restructuring	911	-
Total unallocated corporate expenses	$6,659	$4,048

Consolidated income from operations	$(5,068)	$1,304

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SeaChange International, Inc.
Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited
(in thousands)

	Three months Ended			Three months Ended
	April 30, 2010			April 30, 2009
	GAAP	Adjustment	Non-GAAP	GAAP	Adjustment	Non-GAAP
Revenues (1)	$54,066	$2,339	$56,405	$48,876	$-	$48,876

Operating expenses	31,958		31,958	23,714		23,714
Stock-based compensation (2)	-	498	498	-	761	761
Amortization of intangible assets (3)	-	1,343	1,343	-	530	530
Restructuring (4)	-	4,311	4,311
Acquisition related costs (5)	-	800	800	-	-	-
	31,958	6,952	25,006	23,714	1,291	22,423

(Loss) income from operations	(5,068)	9,291	4,223	1,304	1,291	2,595

Income from sale of investment in affiliate (6)	25,188	(25,188)	-

Income tax benefit (provision) impact (7)	5,169	(5,629)	(460)	(244)	(74)	(318)

Net income	$24,635	$(21,526)	$3,109	$998	$1,217	$2,215
Diluted income per share	$0.78	$(0.68)	$0.10	$0.03	$0.04	$0.07
Diluted weighted average common shares
outstanding	31,732	31,732	31,732	31,220	31,220	31,220

(1)	Business combination accounting rules require us to account for the fair value of deferred revenue assumed in connection with an acquisition. This non-GAAP adjustment reflects the full amount of software contract revenue that would otherwise have been recorded subsequent to our acquisitions of eventIS Group B.V. and VividLogic Inc.

(2)	For GAAP purposes, stock-based compensation is included in the following expense categories:

	Three Months Ended
	April 30, 2010	April 30, 2009
Cost of revenues	$67	$158
Research and development	135	215
Selling and marketing	105	98
General and administrative	191	290
Total stock-based compensation	$498	$761

(3)	The intangible assets recorded at fair value as a result of our acquisitions are amortized over the estimated useful life of the related asset. Amortization expense related to intangible assets is included in the following expense categories:

	Three Months Ended
	April 30, 2010	April 30, 2009
Cost of revenues:	446	51
Operating expenses:	897	479
Total amortization of intangibles	$1,343	$530

(4)	We incurred severance costs in connection with selected headcount reductions during the quarter that impacted all but the Media Services segment. We also incurred charges during the quarter to reflect the write-down of inventory to net realizable value reflecting the discontinuance of certain inventory components within the Servers and Storage segment due to technology changes. These expenses would not have been otherwise incurred in the periods presented as part of our operating expenses.

(5)	We incurred expenses in connection with our acquisition of VividLogic Inc. during the quarter which would not have otherwise occurred in the periods presented as part of our operating expenses.

(6)	Reflects the gain on the sale of the equity investment in Casa Systems in the quarter.

(7)	The non-GAAP income tax adjustment reflects the effective income tax rate in which the non-GAAP adjustment occurs and any exclusion of changes in the tax valuation allowance during the quarter.

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SeaChange International, Inc.
First Quarter Fiscal 2011 Financial Results

Prepared Remarks

May 27, 2010

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 27, 2010 at 5:00pm E.T. and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:
  Telephone: 888-287-3944 (U.S) and 706-758-3938 (International)
  Conference ID: 7636 0386
  Webcast: www.schange.com/IR (An archived webcast will be available at this site.)
Fiscal 2011 First Quarter Financial Discussion
Revenues for the first quarter of fiscal 2011 amounted to $54.1 million, which was $5.2 million or 11% higher than revenue of $48.9 million recorded in the first quarter of fiscal 2010. From an operating segment perspective, revenue from our Software segment for the quarter was $40.9 million, which was $10.3 million or 34% higher than revenue of $30.6 million for the first quarter of last year. The year over year increase in revenue was due principally to increased VOD software revenue from a large US cable television customer for which some of this revenue was attributable to the Company capturing the remaining VOD software business from a competitor. In addition, increased Advertising Insertion revenue from North American cable television providers and the inclusion of revenues from the recent acquisitions of eventIS and VividLogic contributed to the revenue increase between this year’s first quarter and last year’s first quarter.

Servers and Storage segment revenues of $6.8 million for the first quarter were $7.3 million lower than revenues of $14.1 million included in the first quarter of last year. The decrease in Servers and Storage revenues between years was due mainly to lower VOD server shipments to North American service providers when compared to an unusually high level of shipments in last year’s first quarter.

The Media Services segment generated revenue of $6.4 million, which was $2.2 million or 51% higher than revenue of $4.2 million in the first quarter of fiscal 2010. The year over year increase in revenue derived from customer content management contracts secured recently from customers in Dubai and France. In addition, the increase in revenue related to increased content processing fees from customers in Greece and Turkey. The Media Services segment also reported an operating margin in excess of 10% for the second consecutive quarter.

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Geographically, revenue for the first quarter of fiscal 2011 included 63% in North America, 26% in Europe, Middle East and Africa, 7% in Latin America and 5% in Asia Pacific. Comcast and Virgin Media were 10% or greater customers in the first quarter of fiscal 2011.

Total gross margin of 49.7% for the first quarter was 1.5 points lower than total gross margin of 51.2% for the first quarter of fiscal 2010. Examining gross margin by operating segment, Software segment gross margin of 53.9% for the first quarter was 4.0 points lower than gross margin of 57.9% for the first quarter of last year. The decrease in Software gross margin was due to lower than normal margins on the VOD software competitor displacement from one of the Company’s largest US cable television customers. In addition, the inclusion of lower in-home software service margins was partially offset by higher VOD engineering services margins.

Servers and Storage gross margin of 47.4% for the first quarter of fiscal 2011 was 1.7 points lower than gross margin of 49.1% for the first quarter of fiscal 2010 but 14.6 points higher than the fourth quarter’s gross margin of 32.8%. The substantial improvement in gross margin compared to the fourth quarter of last year relates to the Company’s migration to a new VOD flash memory server that carries much higher gross margin than the earlier server version that was shipped in the second half of last year. The lower gross margin compared to the first quarter of last year stemmed from lower Broadcast server technical support revenue.

Media Services gross margin of 25.3% for the first quarter was 16.0 points higher than gross margin of 9.3% for the first quarter of last year. The significant increase in gross margin between years was due primarily to a greater absorption of service headcount costs due to the substantial increase in revenue between periods. In addition, last year’s first quarter included duplicative costs as the Media Services segment was transitioning video processing capabilities in-house from a contracted third party.

Operating expenses, excluding restructuring costs, for the first quarter of $27.6 million was $3.9 million higher than the $23.7 million of operating expenses incurred in the first quarter of last year. The increase in operating expenses between years was due mainly to increased research and development expenses derived from the inclusion of eventIS in this year’s first quarter. In addition, increased general and administrative expenses related to VividLogic transaction costs and increased legal and other professional fees also contributed to the increase in operating expenses between years.

The Company recorded a $4.3 million restructuring charge in the first quarter of fiscal 2011 reflecting severance costs in connection with a reduction of 64 heads or approximately 5% of the Company’s workforce and a write-down of inventory. The severance expense incurred during the quarter totaled $1.8 million with annual earnings from the headcount reductions estimated to be $7 million with these savings beginning in the second quarter. The write-down of inventory was $2.5 million and reflected the decision late in the first quarter to discontinue certain products within the Servers and Storage segment.

As previously disclosed, the Company divested its equity investment in Casa Systems, a provider of digital video products to the cable television industry, during the first quarter. The sale of the Company’s equity stake in Casa generated cash proceeds of $34.1 million and a pre-tax gain of $25.2 million during the first quarter of fiscal 2011.

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Despite generating pre-tax income of $19.6 million during this year’s first quarter, the Company recorded an income tax benefit of $5.2 million during the quarter. The income tax benefit stemmed principally from a $8.1 million reduction of the Company’s valuation allowance against its deferred tax assets resulting from the sale of the Company’s equity investment in Casa and the acquisition of VividLogic.

GAAP net income for the first quarter of fiscal 2011 of $24.6 million was $23.6 million higher than GAAP net income of $1.0 million for the first quarter of last year. The corresponding GAAP earnings per share for the first quarter of fiscal 2011 were $0.78 per share compared to $0.03 per share for the same period last year.

Non-GAAP net income for this year’s first quarter of $3.1 million was $0.9 million higher than non-GAAP net income of $2.2 million for last year’s first quarter. The corresponding non-GAAP earnings per share for the first quarter of this year were $0.10 per share compared to $0.07 per share for the same period last year.

From a balance sheet perspective, the Company ended the first quarter with cash and investments of $85.6 million and no debt compared to $48.5 million and not debt at January 31, 2010. The $37.1 million increase in cash and investments in this year’s first quarter was driven by $34.1 million of proceeds from the sale of the Company’s equity stake in Casa. In addition, a $6.2 million reduction in accounts receivable due to improved customer collections and a $4.7 million increase in accounts payable and accruals were partially offset by the purchase of VividLogic during the quarter.

Quarterly Highlights
The SeaChange strategy remains focused on the transition to a market leading software company with increasing recurring revenue. The first quarter of fiscal 2011 had two major milestones towards that strategy; one was the sale of SeaChange’s early investment in Casa Systems, a CMTS hardware company, which generated proceeds of $34.1 million and a pre-tax gain of $25.2 million. The second major milestone was the BackOffice software win for 100% of a major U.S. cable customer. The customer purchased Axiom licenses to complete the replacement of all non-SeaChange BackOffice software, further strengthening SeaChange as the leader in on-demand software systems.

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In addition the first quarter included several highlights:
1.	SeaChange was selected by a cable operator in the U.S. for a multi-screen trial. This trial will use the Mobix software in conjunction with Axiom software. In addition, SeaChange closed the first true three-screen opportunity with a major cable and communications operator in Asia Pacific. This customer expects to launch its service next month and we expect to formally announce the service at the BroadcastAsia trade convention.

2.	SeaChange won a large streaming server expansion order from a major Latin American customer. As a part of this expansion, SeaChange shipped the first FMS 2500 which is the third generation flash server product.

3.	The company won a large linear advertising account with a leading U.S. Telco, which includes business through 2012.

4.	Advertising accounts were added for VOD, specifically play-listing support for two new large operators in the United States. There is significant interest in VOD advertising.

5.	The company’s video-on-demand product was selected by a North American cable operator for use in hotels.

6.	The company recently announced its managed service offering and won its first managed service account for video to the PC in North America this quarter.

7.	SeaChange, through eventIS, expanded its linear software products to new customers in Namibia, France, Germany, India, the Netherlands, Austria, Belgium, and Slovenia.

8.	On Demand Group had a full quarter’s revenue from its new launch at telecommunications operator Neuf in France and successfully launched VOD in the Middle East at telecommunications operator du.

9.	On Demand Group experienced a 50% growth over the same quarter last year, was 10% up from the last quarter, and achieved its seventh quarter of continued growth while achieving a GAAP profit this quarter. On Demand Group is exploring new opportunities in Europe and South Africa for streaming to the television, PC, and mobile devices.

10.	SeaChange is seeing significant interest in its new workflow management software, its multi-screen software, and its over-the-top IPTV offering.

Governance, Board Update, and Annual Shareholder Meeting
SeaChange has engaged in very positive discussions with Ramius. The companies are aligned with SeaChange’s direction and goals, and expect the negotiations to be concluded shortly. As a result of the discussions, the proxy will be slightly delayed and SeaChange expects to file an amended 10K on Tuesday June 1. After the amended 10K filing, SeaChange will file the proxy and reset the annual shareholder meeting date as soon as possible.

Update on Financial Goals
As described on the Q4, fiscal 2010 earnings call, the goals for the software business have been defined as a 10% pre-tax software margin by the end of fiscal 2011 and a 15% pre-tax margin by the close of fiscal 2012. The chart below shows how SeaChange is tracking towards those numbers.

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Software Goals and Actuals	End of FY2011	Q1 FY2011 Actuals	End of FY2012
	Goals		Goals
Gross Margin	60%	54% (1)	60%
R&D	26%	26%	22%
Sales & Marketing	12%	11%	12%
G&A	9%	12% (2)	8%
Amortization	3%	2%	3%
Pre-Tax Margin	10%	3% (3)	15%

(1)The gross margins were affected in Q1 due to the one-time licensing deal to win the single BackOffice contract for a major U.S. MSO. G&A expense in Q1 includes transaction expenses attributable to the acquisition of VividLogic.

(2)Reflects an allocation of Corporate G&A expenses. Software segment G&A as reported for GAAP purposes represents less than 1% of software segment revenue for the first quarter of fiscal 2011. Allocated Corporate G&A expenses include transaction costs for the VividLogic acquisition.

(3)Excludes restructuring charges included in GAAP reported Software segment financial results for the first quarter of fiscal 2011. Restructuring charges represented less than 1% of Software segment revenue for the first quarter.

SeaChange continues to focus on three main factors in reducing R&D expenses:
  its expansion in off-shoring resources (the company now has 200 employees in Manila and India)
  a common re-usable software platform
  the evaluation of its product portfolio (for example, the divestiture of its Casa Systems investment)
The company plans to use its cash to purchase assets that enhance its software business and to buy back stock.

Update on Acquisitions
SeaChange’s recent acquisitions are continuing to perform well. eventIS won two new accounts in Europe, including one significant IPTV provider. It is also making great progress on new channel-based television accounts, which provide great upgrade opportunities to on demand and multi-screen services in the future.

VividLogic is following a two-pronged approach, selling to television operators and consumer electronics companies. Several operators have renewed or extended agreements with VividLogic and SeaChange continues to see further operator interest in their products.

The Mobix software has contributed to the multi-screen streaming product and the company now boasts over 1,500 supported mobile device makes and models for video streaming support. The multi-screen interest remains high and is a strategic part of SeaChange’s software future.

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Closing Remarks and Guidance
The top drivers for the top and bottom line in Q2 of fiscal year 2011 look to be primarily the software business and three screen trials. SeaChange is providing revenue guidance for the second quarter in the range of $53 to $55 million and forecasted non-GAAP EPS of 10 to 14 cents per share for the quarter. The company sees increasing revenues from VividLogic and eventIS, new subscription revenue, and an ongoing interest in VOD advertising. The strategic company goals that will provide shareholder values are (1) SeaChange’s transition as a software company, (2) recurring revenue, (3) long term contracts, (4) steady growth of top and bottom line, with a specific goal of double digit software operating margin.

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